Exhibit 99

ORBCOMM ANNOUNCES THIRD QUARTER 2014 RESULTS

– Order to Deliver 16,000 Dual-Mode Devices for Large Retail Fleet of Trailers –

– Announces Pending SkyWave Acquisition Agreement to Create Largest Space-based M2M Company –

– Total Revenues of $23.1M Increased 17% –

Rochelle Park, NJ, November 10, 2014 – ORBCOMM Inc. (Nasdaq: ORBC), a global provider of Machine-to-Machine (M2M) solutions, today announced financial results for the third quarter ended September 30, 2014.

The following financial highlights are in thousands of dollars.

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Service Revenues	$15,184	$13,767	$44,512	$41,174
Product Sales	$7,942	$5,926	$22,262	$13,798
Total Revenues	$23,126	$19,693	$66,774	$54,972
Net Income (Loss) attributable to ORBCOMM Inc. Common Stockholders	($33)	$971	$920	$3,734
EBITDA (1,3)	$2,581	$2,824	$8,126	$8,617
Adjusted EBITDA (2,3)	$3,800	$4,282	$12,555	$12,049

(1)	EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes and depreciation and amortization.
(2)	Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense, noncontrolling interests, impairment loss, non-capitalized satellite launch and in-orbit insurance, insurance recovery, and acquisition-and integration-related costs.
(3)	A table presenting EBITDA and Adjusted EBITDA, reconciled to GAAP Net Income, is among other financial tables at the end of this release.

Recent Highlights:

•	For the third quarter of 2014, Total Revenues were up 17.4% year-over-year to $23.1 million. Service Revenues were up 10.3% over the prior year to $15.2 million. Third quarter 2014 Product Sales of $7.9 million were 34.0% higher than the prior year.

•	Adjusted EBITDA for the third quarter of 2014 was $3.8 million, $0.5 million lower than the prior year due to non-recurring one-time costs, including costs associated with refinancing long term debt, additional costs due to our July satellite launch, and costs associated with winning significant deals as well as preparation for large scale Q4 deployments. ORBCOMM’s basic EPS is $0.00 for the third quarter of 2014 compared to $0.02 for the comparable period last year.

•	Net subscriber communicator additions were 22,000 in the third quarter of 2014, bringing the total billable subscriber communicators to 937,000 at September 2014, an increase of 13% year-over-year.

•	On November 6, 2014, ORBCOMM announced it signed a definitive agreement for the acquisition of SkyWave Mobile Communications (SkyWave), the largest M2M service provider on the Inmarsat (LSE: ISAT.L) global satellite network. SkyWave has more than 250,000 subscribers and 400 channel partners with estimated 2014 revenues of $62 million and Adjusted EBITDA of over $12 million. The acquisition of SkyWave furthers ORBCOMM’s strategy to provide the most complete set of capabilities and options in the industry, while adding multiple synergies to strengthen its M2M solutions portfolio.

•	On November 7, 2014, ORBCOMM announced that it priced an underwritten registered public offering of 12,857,143 shares of its common stock, plus potential for an additional 1,928,571 shares, at the underwriter’s option, at a price of $5.60 per share. The Offering was all primary shares and ORBCOMM will use the net proceeds to acquire SkyWave.

•	ORBCOMM received significant orders in Q3 for products that are expected to be delivered in Q4. ORBCOMM entered into an agreement with one of the nation’s largest retailers to supply approximately 16,000 telematics units made up of both dry van and refrigerated products. We expect to ship the majority 16,000 units by mid-January 2015. Doosan has ordered their first installment of hardware to begin standard factory installations of the ORBCOMM heavy equipment solution. Prior to Doosan’s decision to begin factory installation, the solution was a Doosan dealer option. Hub Group is expected to receive a large shipment in Q4. Between Hub, Doosan and the new fleet order, ORBCOMM expects to ship 20,000 wireless hardware deployments in Q4 as compared to 600 in Q3.

•	On October 6, 2014, ORBCOMM announced that it has entered into a multi-facility Credit Agreement providing up to $160 million with Macquarie Group (Macquarie). As part of the Credit Agreement, ORBCOMM will have access to a $70 million initial term loan facility, a revolving credit facility for up to $10 million as well as acquisition term loan facilities for up to $80 million for potential growth opportunities. The initial term loan was used to repay in full the Company’s $45 million, 9.50% fixed rate Senior Secured Notes due in 2018, and the balance will be available for general corporate purposes. The loan facilities have no scheduled principal amortization until the five-year maturity date and will carry an interest rate of LIBOR (floor of 100 basis points) plus a margin of 475 basis points.

•	On September 15, 2014, ORBCOMM announced that it has commenced commercial service for its first six next generation OG2 satellites. ORBCOMM’s advanced OG2 satellites are providing both M2M messaging and Automatic Identification System (AIS) service for its global customers. After comprehensive in-orbit testing, the six satellites have been properly spaced within their orbital planes and are now processing over 30% of the network’s M2M traffic. With the addition of the OG2 satellites, ORBCOMM is now collecting over 13 million AIS messages from more than 130,000 unique vessels per day, surpassing all other AIS networks.

•	On October 6, 2014, ORBCOMM announced the launch of its GT 1100 Chassis Tracking Solution (CTS), which has been designed and engineered specifically to facilitate chassis management for owners and operators with any size fleet. ORBCOMM has enhanced its solutions portfolio so it can now track and monitor nearly every type of cargo-related transportation asset allowing large transportation companies to monitor all their assets on one platform.

For more information on recent highlights, please visit www.orbcomm.com.

“We have completed several key milestones this quarter that are paving the way for unprecedented growth at ORBCOMM, including closing new customer opportunities, the transformative acquisition of SkyWave, and commencing commercial service for our first six OG2 satellites,” said Marc Eisenberg, ORBCOMM’s Chief Executive Officer. “We are well on our way to positioning ORBCOMM as the largest player in the industry by offering the most versatile and complete portfolio of M2M solutions. By focusing on innovative products and smart execution, we are poised to deliver the next wave of growth.”

“ORBCOMM’s third quarter Total Revenues of $23.1 million increased 17% over the prior year,” said Robert Costantini, Chief Financial Officer of ORBCOMM. “We’ve had an extremely active quarter including refinancing our existing debt, expanding our borrowing capacity, capturing some large scale customer opportunities and announcing a transformative acquisition in SkyWave. The costs associated with these activities cut into our profitability, but we are well positioned going into Q4.”

Financial Results and Highlights

Revenues

For the third quarter ended September 30, 2014, Service Revenues were up 10.3% over the prior year period in 2013 to $15.2 million. The increase in Service Revenues in Q3 of 2014 was driven by core network revenues including AIS, and from higher revenues from solutions services.

Product Sales during the third quarter of 2014 were $7.9 million compared to $5.9 million during the same period last year, an increase of $2.0 million or 34.0%. The quarterly year-over-year increase in Product Sales was driven by customer deployments in solutions augmented by sales from Euroscan.

Total Revenues for the quarter ended September 30, 2014 were $23.1 million compared to $19.7 million during the same period of 2013, an increase of 17.4%.

Direct Costs and Operating Expenses

Total direct costs and operating expenses for the third quarter of 2014 were $23.1 million compared to $18.5 million during the same period in 2013. Direct costs, exclusive of depreciation and amortization, increased year-over-year due to increases in Service Revenues and Product Sales, as well as costs to operate the companies acquired. Gross Profit increased by $1.8 million or 17.4% to $12.3 million for the quarter ended September 30, 2014 compared to $10.5 million for the prior year quarter due to the increase in Service Revenues and Product Sales. Operating Expenses were higher primarily due to additional employees, and higher depreciation and amortization from acquired intangible assets and the six OG2 satellites that were put into service mid-September. Higher Operating Expenses also reflect some non-recurring costs and investments including costs associated with refinancing long-term debt, additional costs due to our July satellite launch, and costs associated with winning significant deals. Acquisition-related costs were $0.2 million in the third quarter compared to $0.8 million in the prior year quarter.

Income Before Income Taxes, Net Income (Loss), and Earnings Per Share

Income Before Income Taxes for the third quarter of 2014 was $0.1 million compared to $1.3 million for the third quarter of 2013.

Net Income (Loss) attributable to ORBCOMM Inc. Common Stockholders was breakeven for the three months ended September 30, 2014 compared to $1.0 million for the same three-month period in 2013. Basic Earnings Per Share were $0.00 for the third quarter of 2014 versus $0.02 for the third quarter of 2013.

EBITDA and Adjusted EBITDA

EBITDA for the third quarter of 2014 was $2.6 million compared to $2.8 million in the third quarter of 2013 and includes $0.2 million in Acquisition-related costs. Adjusted EBITDA was $3.8 million for the third quarter of 2014 compared to $4.3 million in the third quarter of 2013.

EBITDA and Adjusted EBITDA are non-GAAP financial measures used by the Company. Please see the financial tables at the end of the release for a reconciliation of EBITDA and Adjusted EBITDA.

Balance Sheet & Cash Flow

At September 30, 2014, Cash and Cash Equivalents and Restricted Cash were $42.7 million, compared to $50.9 million at June 30, 2014, decreasing $8.2 million. Cash decreased largely due to Capital Expenditures mostly related to OG2, offset by Cash provided by operating activities in the quarter. Cash provided by operating activities was $5.9 million year to date as of September 30, 2014.

Investment Community Conference Call

ORBCOMM will host a conference call and webcast for the investment community this morning at 10:30 AM ET. Senior management will review the results, discuss ORBCOMM’s business, and address questions. To access the call, domestic participants should dial 1-888-401-4690 at least ten minutes prior to the start of the call. International callers should dial 1-719-325-2453. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the Company’s website at www.orbcomm.com, select the “Investors” tab, then select “Presentations” to access the link to the call. To listen to a telephone replay of the conference call, please dial 1-888-203-1112 domestically or 1-719-457-0820 internationally and enter reservation identification number 8685166. The replay will be available from approximately 3:30 PM ET on November 10, 2014, through 3:30 PM ET on November 24, 2014.

About ORBCOMM Inc.

ORBCOMM is a global provider of Machine-to-Machine (M2M) solutions. Its customers include Caterpillar Inc., Doosan Infracore America, Hitachi Construction Machinery, Hyundai Heavy Industries, I.D. Systems, Inc., Komatsu Ltd., Cartrack (Pty.) Ltd., and Volvo Construction Equipment, among other industry leaders. By means of a global network of low-earth orbit (LEO) satellites and accompanying ground infrastructure, our key satellite partners as well as our Tier One cellular partners, ORBCOMM’s low-cost and reliable two-way data communication services track, monitor and control mobile and fixed assets in our core markets: commercial transportation; heavy equipment; industrial fixed assets; marine; and homeland security.

ORBCOMM is an innovator and leading provider of tracking, monitoring and control services for the transportation market. Under its ReeferTrak®, GenTrakTM, GlobalTrak®, and CargoWatchTM brands, the company provides customers with the ability to proactively monitor, manage and remotely control their cold chain and dry transport assets. Additionally, ORBCOMM provides Automatic Identification System (AIS) data services for vessel tracking and to improve maritime safety to government and commercial customers worldwide. ORBCOMM is headquartered in Rochelle Park, New Jersey and has its network control center in Sterling, Virginia. For more information, visit www.orbcomm.com.

Forward-Looking Statements

Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, estimates, objectives and expectations for future events and other statements that are not historical facts. Such forward-looking statements, including those concerning the Company’s expectations and estimates, are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the results, projected, expected or implied by the forward-looking statements, some of which are beyond the Company’s control, that may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: failure to satisfy the conditions, including receipt of required regulatory approvals, of the pending acquisition of SkyWave Mobile Communications Inc., any delay in consummating the acquisition of SkyWave or the failure to consummate the acquisition of SkyWave; the costs and expenses associated with the acquisition of SkyWave; failure to successfully integrate SkyWave with our existing operations or failure to realize the expected benefits of the acquisition of SkyWave; dependence of SkyWave’s business on its commercial relationship with Inmarsat and the services provided by Inmarsat, including the continued availability of Inmarsat’s satellites; substantial losses we have incurred and may continue to incur; demand for and market acceptance of our products and services and the applications developed by us and our resellers; market acceptance and success of our Automatic Identification System business; dependence on a few significant customers, including a concentration in Brazil for SkyWave, loss or decline or slowdown in the growth in business from key customers, such as Caterpillar Inc., Komatsu Ltd., Hitachi Construction Machinery Co., Ltd., Union Pacific Railroad and Maersk Lines, and other value-added resellers, or VARs, and international value added resellers, or IVARs for ORBCOMM and Onixsat, Satlink and Sascar, and other value-added Solution Providers, or SPs, for SkyWave; dependence on a few significant vendors or suppliers, loss or disruption or slowdown in the supply of products and services from key vendors, such as Inmarsat plc. and Amplus Communication Pte Ltd.; loss or decline or slowdown in growth in business of any of the specific industry sectors we serve, such as transportation, heavy equipment, fixed assets and maritime; our potential future need for additional capital to execute on our growth strategy; additional debt service acquired with or incurred in connection with existing or future business operations; our acquisitions may expose us to additional risks, such as unexpected costs, contingent or other liabilities, or weaknesses in internal controls, and expose us to issues related to non-compliance with domestic and foreign laws, particularly regarding our acquisitions of businesses domiciled in foreign countries; the terms of our credit agreement, under which we currently have borrowed $80 million and may borrow up to an additional $80 million for use with acquisitions, could restrict our business activities or our ability to execute our strategic objectives or adversely affect our financial performance; the inability to effect suitable investments, alliances and acquisitions or the failure to integrate and effectively operate the acquired businesses; fluctuations in foreign currency exchange rates; the inability of our subsidiaries, international resellers and licensees to develop markets outside the United States; the inability to obtain or maintain the necessary regulatory authorizations, approvals or licenses, including those that must be obtained and maintained by third parties, for particular countries or to operate our satellites; technological changes, pricing pressures and other competitive factors; satellite construction and launch failures, delays and cost overruns of our next-generation satellites and launch vehicles; in-orbit satellite failures or reduced performance of our existing satellites; our inability to replenish or expand our satellite constellation; the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events; significant liabilities created by products we sell; litigation proceedings; inability to operate due to changes or restrictions in the political, legal, regulatory, government, administrative and economic conditions and developments in the United States and other countries and territories in which we provide our services; ongoing global economic instability and uncertainty; changes in our business strategy; and the other risks described in our filings with the Securities and Exchange Commission (“SEC”). For more detail on these and other risks, please see our Annual Report on Form 10-K for the year ended December 31, 2013. The Company undertakes no obligation to publicly revise any forward-looking statements or cautionary factors, except as required by law.

Contacts
Investor Inquiries:	Media Inquiries:
Robert Costantini	Chuck Burgess
EVP and Chief Financial Officer	President
ORBCOMM Inc.	The Abernathy MacGregor Group
703-433-6305	212-371-5999
clb@abmac.com

ORBCOMM Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(Unaudited)

	September 30,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$40,554	$68,354
Accounts receivable, net of allowance for doubtful accounts of $629 and $279, respectively	16,679	14,098
Inventories	12,013	5,186
Prepaid expenses and other current assets	3,702	1,768
Deferred tax assets	623	623

Total current assets	73,571	90,029
Satellite network and other equipment, net	179,241	133,028
Goodwill	39,929	20,335
Intangible assets, net	27,012	11,636
Restricted cash	1,195	2,195
Other assets	4,336	2,997
Deferred income taxes	1,253	1,254

Total assets	$326,537	$261,474

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$7,169	$2,575
Accrued expenses	18,407	9,827
Current portion of deferred revenue	3,782	3,087

Total current liabilities	29,358	15,489
Note payable - related party	1,446	1,571
Note payable	45,000	45,000
Deferred revenue, net of current portion	2,347	2,373
Deferred tax liabilities	7,331	2,439
Other liabilities	5,783	1,654

Total liabilities	91,265	68,526

Commitments and contingencies
Equity:
ORBCOMM Inc. stockholders’ equity
Preferred Stock Series A, par value $0.001; 1,000,000 shares authorized; 89,144 and 102,054 shares issued and outstanding, respectively	891	1,019
Common stock, par value $0.001; 250,000,000 share authorized; 55,276,060 and 48,216,480 shares issued, respectively	55	48
Additional paid-in capital	297,203	255,358
Accumulated other comprehensive income	(253)	235
Accumulated deficit	(62,496)	(63,416)
Less treasury stock, at cost; 29,990 shares at September 30, 2014 and December 31, 2013, respectively	(96)	(96)

Total ORBCOMM Inc. stockholders’ equity	235,304	193,148
Noncontrolling interest	(32)	(200)

Total equity	235,272	192,948

Total liabilities and equity	$326,537	$261,474

ORBCOMM Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Service revenues	$15,184	$13,767	$44,512	$41,174
Product sales	7,942	5,926	22,262	13,798

Total revenues	23,126	19,693	66,774	54,972

Cost of revenues, exclusive of depreciation and amortization shown below:
Cost of services	5,291	5,149	14,991	14,312
Cost of product sales	5,524	4,058	16,098	10,255

Gross profit	12,311	10,486	35,685	30,405

Operating expenses:
Selling, general and administrative	8,720	6,213	23,840	18,662
Product development	788	706	2,108	1,970
Depreciation and amortization	2,481	1,586	6,470	4,214
Acquisition-related costs	247	771	1,613	1,391

Income from operations	75	1,210	1,654	4,168

Other income (expense):
Interest income	14	5	31	34
Other expense	62	41	107	382
Interest expense	(2)	(3)	(3)	(54)

Total other income	74	43	135	362

Income before income taxes	149	1,253	1,789	4,530
Income taxes	145	254	745	603

Net income	4	999	1,044	3,927
Less: Net income attributable to the noncontrolling interests	37	13	105	147

Net (loss) income attributable to ORBCOMM Inc.	$(33)	$986	$939	$3,780

Net (loss) income attributable to ORBCOMM Inc. common stockholders	$(33)	$971	$920	$3,734

Per share information-basic:
Net (loss) income attributable to ORBCOMM Inc. common stockholders	$(0.00)	$0.02	$0.02	$0.08

Per share information-diluted:
Net (loss) income attributable to ORBCOMM Inc. common stockholders	$(0.00)	$0.02	$0.02	$0.08

Weighted average common shares outstanding:
Basic	55,247	47,498	54,561	47,213

Diluted	55,247	48,728	56,275	48,475

ORBCOMM Inc.

Condensed Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net income	$1,044	$3,927

Adjustments to reconcile net income to net cash provided by operating activities:
Change in allowance for doubtful accounts	350	94
Change in the fair value of acquisition-related contingent consideration	(579)	(153)
Amortization of the fair value adjustment related to warranty liabilities acquired through acquisitions	(156)	(63)
Depreciation and amortization	6,470	4,214
Stock-based compensation	2,627	1,894
Foreign exchange (gains) losses	(192)	19
Amortization of premium on marketable securities	—	187
Increase in fair value of indemnification assets	(126)	(138)
Loss on settlement agreement in connection with the indemnification assets	97	—
Deferred income taxes	333	198
Other	201	—
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(73)	(1,746)
Inventories	(5,576)	1,368
Prepaid expenses and other assets	(716)	(909)
Accounts payable and accrued liabilities	1,178	(2,573)
Deferred revenue	614	(902)
Other liabilities	388	34

Net cash provided by operating activities	5,884	5,451

Cash flows from investing activities, net of acquisition:
Acquisition of businesses	(28,883)	(5,098)
Capital expenditures	(41,892)	(25,985)
Proceeds received from settlement agreement in connection with the indemnification assets	691	—
Proceeds from warranty claim on acquired inventory	167	—
Purchases of marketable securities	—	(51,448)
Proceeds from maturities of marketable securities	—	79,230

Net cash used in investing activities	(69,917)	(3,301)

Cash flows from financing activities
Proceeds received from issuance of common stock in connection with public offering, net of underwriters’ discounts and commissions and offering costs of $2,228	36,607	—
Proceeds received from issuance of $45,000 Senior Notes	—	45,000
Cash paid for debt issuance costs	—	(1,287)
Proceeds received from exercise of stock options	62	760
Payment of deferred purchase consideration	(25)	—
Principal payment of note payable	—	(3,450)
Principal payments of capital leases	(135)	(160)

Net cash provided by financing activities	36,509	40,863

Effect of exchange rate changes on cash and cash equivalents	(276)	(300)

Net (decrease) increase in cash and cash equivalents	(27,800)	42,713
Beginning of period	68,354	34,783

End of period	$40,554	$77,496

The following table reconciles our Net Income attributable to ORBCOMM Inc. to EBITDA and Adjusted EBITDA for the periods shown:

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands)	2014	2013	2014	2013
Net Income (Loss) attributable to ORBCOMM Inc.	($33)	$986	$939	$3,780
Net interest (income) expense	(12)	(2)	(28)	20
Provision for income taxes	145	254	745	603
Depreciation and amortization	2,481	1,586	6,470	4,214

EBITDA	$2,581	$2,824	$8,126	$8,617

Stock-based compensation	852	674	2,627	1,894
Noncontrolling interests	37	13	105	147
Acquisition-related costs	247	771	1,613	1,391
In-orbit insurance	84	—	84	—

Adjusted EBITDA	$3,800	$4,282	$12,555	$12,049

EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes and depreciation and amortization. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM’s management and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget. The Company also believes that EBITDA, adjusted for Stock-based compensation expense, noncontrolling interests, impairment loss, non-capitalized satellite launch and in-orbit insurance, insurance recovery, and acquisition-and integration-related costs is useful to investors to evaluate the Company’s core operating results and financial performance and its capacity to fund capital expenditures, because it excludes items that are significant non-cash or non-recurring expenses reflected in the Condensed Consolidated Statements of Operations. EBITDA and Adjusted EBITDA are not performance measures calculated in accordance with accounting principles generally accepted in the United States, or GAAP. While ORBCOMM considers EBITDA and Adjusted EBITDA to be important measures of operating performance, they should be considered in addition to, and not as a substitute for, or superior to, Net Income or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA and Adjusted EBITDA measures presented by other companies. A reconciliation table is presented above.